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                                                                    EXHIBIT 99.1

                            [BACK YARD BURGERS LOGO]



Contact:     Michael G. Webb
             Chief Financial Officer
             (901) 367-0888 Ext. 1226



         BACK YARD BURGERS, INC. AND YUM! BRANDS, INC. TERMINATE FUTURE
                   DEVELOPMENT OF MULTI-BRANDING RELATIONSHIP


MEMPHIS, TENNESSEE (MAY 19, 2004) -- Back Yard Burgers, Inc. (Nasdaq SmallCap:
BYBI) today announced that the company and YUM! Brands, Inc. have terminated discussions with respect to any future license or sublicense of the Back Yard Burgers concept and trademarks to YUM! as part of a multi-brand relationship between the two companies.

Under the terms of a Development Agreement entered into with YUM! in January 2002, the company granted YUM! the right to use Back Yard Burgers' trademarks in connection with the establishment and operation of up to ten Back Yard Burgers outlets as part of multi-brand units with Taco Bell, Pizza Hut and/or KFC operations. The Development Agreement also granted YUM! an option to co-brand up to 500 additional Back Yard Burgers restaurants within certain geographic areas if certain conditions were satisfied. While YUM! did not exercise its option to co-brand up to 500 additional restaurants, the company and YUM! were holding discussions with respect to the terms and conditions under which the company would grant to YUM! the right to license and sublicense the Back Yard Burgers concept and trademarks in connection with the establishment and operation of up to 500 stand-alone and multi-brand outlets. Today the company and YUM! agreed to terminate those discussions, and the company anticipates that no future development of any multi-branding relationship between the companies will occur. YUM! has advised the company that YUM!'s decision to terminate future development with the company is a result of YUM!'s decision to focus on multi-brand development of its existing brands. Currently, the company has nine co-branded Back Yard Burgers outlets with Taco Bell. YUM! has not informed the company whether these outlets will be closed.

Back Yard Burgers had not included any openings under the Development Agreement with YUM! in its 2004 expansion plans, therefore the termination of the multi-branding relationship with YUM! does not change the company's expansion plans for 2004. Since January 1, 2004, the company has opened eight franchised restaurants, and it expects to open three company-operated restaurants and 22 or more franchised restaurants in the remainder of 2004.


Commenting on the development, Lattimore M. Michael, Chairman of the Board and Chief Executive Officer of Back Yard Burgers, stated, "While we are disappointed with today's developments, we are optimistic about the future of the segment of the quick-serve restaurant industry that seeks to provide premium food and service. We will continue to focus on our principal growth strategy of setting our restaurants apart from other fast-food competition by serving freshly prepared, great tasting food comparable to that of the best full-service casual dining restaurants."

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BYBI and YUM! Terminate Future Development of Multi-Brand Relationship
Page 2
May 19, 2004


As of May 19, 2004, the company's restaurant system comprised 138 units, including 42 company-operated restaurants and 96 franchised restaurants (of which nine were co-branded restaurants under the agreement with Yum! Brands, Inc.).

Back Yard Burgers operates and franchises quick-service restaurants in 17 states, primarily in markets throughout the Southeast region of the United States. The restaurants specialize in charbroiled, freshly prepared, great-tasting food. As its name implies, Back Yard Burgers strives to offer the same high-quality ingredients and special care typified by outdoor grilling in the backyard. Its menu features made-to-order gourmet Black Angus hamburgers and chicken sandwiches - charbroiled over an open flame, fresh salads, chili and other specialty items, including hand-dipped milkshakes, fresh-made lemonade and fresh-baked cobblers.

This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding the number of company-operated and franchised restaurants the company anticipates opening during fiscal year 2004. Forward-looking statements are based upon estimates, projections, beliefs and assumptions of management at the time of such statements and should not be viewed as guarantees of future performance. Such forward-looking information involves important risks and uncertainties that could significantly impact anticipated results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking statements by or on behalf of the company. The factors that could cause our actual results to differ materially, many of which are beyond our control, include, but are not limited to, the following: delays in opening new stores or outlets because of weather, local permitting, and the availability and cost of land and construction; increases in competition and competitive discounting; increases in minimum wage and other operating costs; shortages in raw food products; volatility of commodity prices; consumer preferences, spending patterns and demographic trends; the possibility of unforeseen events affecting the industry generally, and other risks described from time to time in our periodic reports filed with the Securities and Exchange Commission. Back Yard Burgers, Inc. disclaims any obligation to update or revise any forward-looking statement based on the occurrence of future events, the receipt of new information, or otherwise.


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